As filed with the Securities and Exchange Commission on September 6, 2013

Registration No. 333-173542

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3

on

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Overland Storage, Inc.

(Exact Name of Registrant as Specified in Its Charter)

California	3572	95-3535285
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9112 Spectrum Center Boulevard

San Diego, California 92123

(858) 571-5555

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eric L. Kelly

President and Chief Executive Officer

9112 Spectrum Center Boulevard

San Diego, California 92123

(858) 571-5555

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies To:

Warren T. Lazarow, Esq.

Paul L. Sieben, Esq.

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, California 94025

(650) 473-2600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-3 on Form S-1 Registration Statement is being filed to convert our registration statement on Form S-3 (Registration No. 333-173542) declared effective by the Securities and Exchange Commission, or the Commission, on May 23, 2011, which registered shares of common stock for resale, from time to time, on behalf of certain selling shareholders, into a registration statement on Form S-1. Upon the date of filing its Annual Report on Form 10-K for the fiscal year ended June 30, 2013 with the Commission, the Registrant will no longer be eligible to use Form S-3 in connection with the current offering. All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the original registration statement.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling shareholders are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 6, 2013

PROSPECTUS

12,564,212 Shares of Common Stock

This prospectus relates to the resale or other disposition by certain selling shareholders identified in this prospectus, or their transferees, of up to an aggregate of (i) 8,653,045 outstanding shares of common stock, (ii) 3,898,703 shares of common stock issuable upon the exercise of outstanding warrants and (iii) 12,464 shares of common stock issued upon exercise of a warrant in June 2012. The 8,653,045 shares of common stock and warrants exercisable to purchase up to 3,807,331 shares of common were issued and sold to certain selling shareholders pursuant to a Purchase Agreement, dated as of March 16, 2011, between the Company and the selling shareholders party thereto, or the Purchase Agreement. In June 2012, we issued 12,464 shares of common stock upon exercise of a warrant acquired in such offering. The remaining warrants to purchase up to 103,836 shares of common stock represent a portion of the warrants initially issued to the placement agent as partial compensation for its services in connection with the transactions contemplated by the Purchase Agreement that were subsequently transferred to certain selling shareholders identified in this prospectus.

The selling shareholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” for additional information.

We are not offering any shares of common stock for sale under this prospectus, and we will not receive any of the proceeds from the sale or other disposition of the shares of common stock covered hereby. However, we will receive the exercise price of any warrants exercised for cash.

Our common stock is traded on The NASDAQ Capital Market under the symbol “OVRL”. On September 6, 2013, the last reported sale price for our common stock on The NASDAQ Capital Market was $1.10 per share.

We will pay the expenses related to the registration of the shares of common stock covered by this prospectus. The selling shareholders will pay any commissions and selling expenses they may incur.

Our business and an investment in our securities involve significant risks. You should read the section entitled “Risk Factors” on page 8 of this prospectus and the risk factors incorporated by reference into this prospectus as described in that section before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2013

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell our securities in any jurisdiction where the offer or sale is not permitted. You should read this prospectus, including the documents incorporated by reference in this prospectus, when making your investment decision. You should not assume the information contained in this prospectus and the documents incorporated or deemed incorporated by reference herein is complete and accurate as of any date other than their respective dates.

You should read this prospectus together with additional information described under the heading “Where You Can Find Additional Information” below. In various places in this prospectus, we refer you to sections for additional information by indicating the caption heading of the other sections. All cross-references in this prospectus are to captions contained in this prospectus, unless otherwise indicated.

In this prospectus, unless otherwise indicated or the context otherwise requires, references to “Overland,” “we,” “company,” “us,” or “our” refer to Overland Storage, Inc. and its consolidated subsidiaries, and references to “selling shareholders” refer to those shareholders listed herein under “Selling Shareholders,” and their transferees.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC, as required by the Securities Exchange Act of 1934, or the Exchange Act. You can find, copy and inspect information we file with the SEC (including exhibits to such documents) at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a site on the internet at http://www.sec.gov/ which contains reports, proxy statements and other information that we file electronically with the SEC. You may also review such reports, proxy statements and other documents we file with the SEC on our website at http://www.overlandstorage.com. Information included on our website is not a part of this prospectus.

This prospectus is part of a post-effective amendment to a registration statement on Form S-3 to Form S-1 that we filed with the SEC. The registration statement contains more information than this prospectus regarding the securities we are offering and us, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

INFORMATION INCORPORATED BY REFERENCE

We are “incorporating by reference” information into this prospectus. This means that we are disclosing important information to you by referring you to another document that has been filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference into this prospectus the documents listed below made by us with the SEC under Section 13(a), 13(c), 14 and 15(d) of the Exchange Act (except in each case the information contained in such documents to the extent “furnished” and not “filed”):

•	our Annual Report on Form 10-K for the fiscal year ended July 1, 2012, filed with the SEC on September 13, 2012, including Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended July 1, 2012, filed with the SEC on February 13, 2013;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012, filed with the SEC on November 14, 2012, including Amendment No. 1 to Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012, filed with the SEC on February 13, 2013; our Quarterly Report on Form 10-Q for the fiscal quarter ended December 30, 2012, filed with the SEC on February 13, 2013; and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed with the SEC on May 15, 2013;

•	our Current Reports on Form 8-K, filed with the SEC on March 22, 2011, January 4, 2013, February 14, 2013 (Items 1.01, 2.03 and 3.02 only), February 19, 2013; March 8, 2013, June 19, 2013, July 5, 2013; August 14, 2013; and September 4, 2013 (Item 5.02 only);

•	the description of our common stock in our Registration Statement on Form 8-A, registering our common stock under the Exchange Act, filed with the SEC on January 29, 1997, pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

•	the description of our common stock purchase rights contained in our Registration Statement on Form 8-A, registering our common stock under the Exchange Act, filed with the SEC on August 26, 2005, pursuant to Section 12 of the Exchange Act, including, without limitation, Amendment No. 1 to Form 8-A, filed with the SEC on March 22, 2011.

You may obtain copies, without charge, of documents incorporated by reference in this prospectus, by requesting them in writing or by telephone from us as follows:

Overland Storage, Inc.

9112 Spectrum Center Boulevard

San Diego, CA 92123

Attention: Investor Relations

(800) 729-8725

Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference in this prospectus contain certain forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. In evaluating such statements we urge you to specifically consider various factors identified in this prospectus, including the matters set forth under the heading “Risk Factors” on page 8 and the risk factors incorporated by reference into this prospectus as described in that section, and in the documents we may incorporate into this prospectus by reference, any of which could cause actual results to differ materially from those indicated by such forward-looking statements. Forward-looking statements speak only as of the date of this prospectus and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this prospectus.

These forward-looking statements reflect our current views with respect to future events and are based on our currently available financial, economic and competitive data and on current business plans. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. We may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual events or results may differ materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain and increase sales volumes of our products; our ability to continue to aggressively control costs and operating expenses; our ability to achieve the intended cost savings and maintain quality with our manufacturing partner; our ability to generate cash from operations; the ability of our suppliers to provide an adequate supply of components for our products at prices consistent with historical prices; our ability to raise outside capital and to repay our debt as it comes due; our ability to introduce new competitive products and the degree of market acceptance of such new products; the timing and market acceptance of new products introduced by our competitors; our ability to maintain strong relationships with branded channel partners; our ability to regain compliance with the continued listing requirements of, and thereby maintain the listing of our common stock on, the NASDAQ Capital Market; customers’, suppliers’ and creditors’ perceptions of our continued viability; rescheduling or cancellation of customer orders; loss of a major customer; our ability to enforce our intellectual property rights and protect our intellectual property; general competition and price measures in the market place; unexpected shortages of critical components; worldwide information technology spending levels; and general economic conditions.

We intend that all forward-looking statements made will be subject to safe harbor protection of the federal securities laws pursuant to Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. Except as required by law, we do not undertake any responsibility to update these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

PROSPECTUS SUMMARY

The following is only a summary and therefore does not contain all of the information you should consider before investing in our securities. We urge you to read this entire prospectus, including the matters discussed under “Risk Factors” and the risk factors incorporated by reference into this prospectus as described in that section, and the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC.

Our Company

We are a trusted global provider of unified data management and data protection solutions designed to enable small and medium enterprises, or SMEs, distributed enterprises, and small and medium businesses, or SMBs, to anticipate and respond to data storage requirements. Whether an organization’s data is locally or globally based, our solutions consolidate and protect data for easy and cost-effective management of different tiers of information. We enable companies to expend fewer resources on information technology, or IT, allowing them to focus on being more responsive to the needs of their customers.

We develop and deliver a comprehensive solution set of award-winning products and services for storing data throughout the organization and during the entire data lifecycle. Our SnapScale™ clustered network attached storage, or NAS, products allow customers to scale-out in capacity and performance as their storage needs grow. Our SnapServer® products are unified NAS servers that integrate into businesses requiring simple, expandable block and file storage. Our SnapSAN® products are storage area network, or SAN, arrays designed to ensure primary and secondary data is accessible and protected regardless of its location. Our SnapScale™, SnapServer®, and SnapSAN® solutions are available with backup, replication, and mirroring software in highly scalable configurations. These solutions provide simplified disk-based data protection and maximum flexibility to protect mission critical data for both continuous local backup and remote disaster recovery. Our NEO SERIES® and REO SERIES® libraries are tape and virtual tape solutions designed to meet the need for cost-effective, reliable data storage for long-term archiving and compliance requirements.

Our approach emphasizes long-term investment protection for our customers and reduces the complexities and ongoing costs associated with storage management. Moreover, most of our products are designed with a scalable architecture which enables companies to purchase additional storage as needed, on a just-in-time basis, and make it available instantly without downtime.

End users of our products include SMEs, SMBs, distributed enterprise companies such as divisions and operating units of large multi-national corporations, governmental organizations, and educational institutions. Our products are used in a broad range of industries including financial services, video surveillance, healthcare, retail, manufacturing, telecommunications, broadcasting, research and development, and many others.

We sell our solutions worldwide in the Americas, Europe, the Middle East and Africa and the Asia Pacific region. We generate sales of our branded products through a worldwide channel, which consists of commercial distributors, direct market resellers and value-added resellers.

Corporate Information

We were incorporated in California in 1980 as Overland Data, Inc., and changed our name to Overland Storage, Inc. in 2002. Our principal executive offices are located at 9112 Spectrum Center Boulevard, San Diego, California 92123 and our main telephone number is (858) 571-5555. Our internet address is www.overlandstorage.com. Except for the documents referred to under “Where You Can Find Additional Information,” which are specifically incorporated by reference into this prospectus, information contained on our website or that can be accessed through our website does not constitute a part of this prospectus. We have included our website address only as an interactive textual reference and do not intend it to be an active link to our website.

Recent Developments

Sphere 3D Corporation Transaction

In July 2013, we entered into a supply agreement, and a technology license agreement, with Sphere 3D Corporation, or Sphere 3D. As consideration for the transactions contemplated by the technology license agreement, we paid Sphere 3D $250,000 in cash and issued Sphere 3D 213,220 shares of our common stock, having a value at the time of issuance of approximately $250,000. The issuance of these shares was exempt from registration under Section 4(2) of the Securities Act as sales of securities not involving a public offering. In July 2013, as partial payment under the supply agreement, Sphere 3D issued 769,231 common shares having a value equal to approximately $500,000 to us. On August 30, 2013, as quoted on the TSX Venture Exchange, the closing price of Sphere 3D’s common stock was $2.67 CAD, approximately $2.54.

In connection with the Sphere 3D transaction, Eric Kelly, our President and Chief Executive Officer, was appointed the chairman of the board of directors of Sphere 3D. Mr. Kelly was also awarded, subject to the approval of Sphere 3D’s shareholders, an option to purchase up to 850,000 shares of common stock of Sphere 3D with an exercise price of $0.65 CAD, or approximately $0.63, which we believe represents approximately 5% of Sphere 3D’s outstanding shares.

Amendment to Silicon Valley Bank Credit Facility

In August 2013, we amended our Silicon Valley Bank credit facility to, among other things, extend the maturity date to August 7, 2015 and add a separate credit line of $750,000 for letters of credit, foreign exchange contracts and cash management, which is in addition to the existing $8,000,000 revolving line of credit.

Legal Proceedings

In May 2013, in our patent infringement case against BDT AG and its affiliates, the United States International Trade Commission, or the ITC, issued a Notice of Decision that upheld the findings of the Remand Initial Determination and terminated the investigation. In June 2013, the ITC issued a public version of the Commission Opinion on Remand. For additional information on this patent infringement lawsuit, see “Item 3. Legal Proceedings” of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed with the SEC on May 15, 2013, which is incorporated herein by reference.

In May 2013, Safe Storage LLC, a Delaware limited liability company, filed a complaint against us in the United States District Court for the District of Delaware alleging infringement of U.S. Patent No. 6,978,346 by our products. Safe Storage is seeking monetary damages from us and injunctive relief.

March 2011 Financing

On March 16, 2011, we entered into a Purchase Agreement, or the Purchase Agreement, with certain investors party thereto, or the Investors, pursuant to which we agreed to issue to the Investors in a private placement shares of common stock, no par value per share, and warrants exercisable to purchase shares of common stock, or the Warrants, for an aggregate offering price of approximately $15.4 million, or the Offering. The purchase price for one share of common stock and a warrant to purchase 0.44 shares of common stock was $1.765. On March 21, 2011, we closed the Offering and issued and sold to the Investors an aggregate of 8,653,045 shares of common stock and Warrants initially exercisable to purchase up to 3,807,331 shares of common stock, for an aggregate offering price of approximately $15.3 million.

Each Warrant has an initial exercise price of $1.71 per share of Common Stock. The Warrants are immediately exercisable and have a five year term. In June 2012, we issued 12,464 shares of common stock upon exercise of a Warrant.

In connection with the Offering and as partial compensation for the services of Roth Capital Partners, LLC, as placement agent, or the Placement Agent, we issued to the Placement Agent warrants initially exercisable to purchase up to 259,591 shares of Common Stock at an exercise price of $1.71 per share of Common Stock and otherwise on terms substantially the same as the Warrants, or the Placement Agent Warrants. The Placement Agent subsequently transferred a portion of the Placement Agent Warrants to certain selling shareholders identified in this prospectus.

We also entered into a Registration Rights Agreement, or the Registration Rights Agreement, dated as of March 21, 2011 with the Investors and the Placement Agent. Pursuant to the Registration Rights Agreement, we agreed to file a registration statement with the SEC within 30 days of closing the Offering, or the Filing Deadline, to register the resale of the shares of common stock issued in the Offering and issuable upon exercise of the Warrants and the Placement Agent Warrants described below. The registration statement of which this prospectus forms a part has been filed to satisfy this obligation. We have agreed to register with the SEC the shares of common stock issued in the Offering and issuable upon exercise of the Warrants and the Placement Agent Warrants for resale. The Placement Agent has elected to not include the shares of common stock issuable upon exercise of the Placement Agent Warrants that it still holds in the registration statement of which this prospectus forms a part. In addition, subject to certain limited exceptions, if we do not meet certain obligations set forth in the Registration Rights Agreement, we will be required to pay liquidated damages in an amount equal to 2.0% of the aggregate amount invested by each selling shareholder for each 30-day period (or a pro rata portion thereof) during which we are not in compliance with the terms of the Registration Rights Agreement.

The above descriptions of the Purchase Agreement, the Warrants and the Registration Rights Agreement are qualified in their entirety by reference to Exhibits 10.1, 4.1 and 4.2, respectively, to our Current Report on Form 8-K filed with the SEC on March 22, 2011, and the above description is qualified in its entirety by reference to these documents.

The shares of common stock, the Warrants and the Placement Agent Warrants, and the shares of common stock issuable upon exercise of the Warrants and the Placement Agent Warrants, were offered and sold by us pursuant to an exemption from the registration requirements of the Securities Act set forth in Regulation D promulgated thereunder.

The Offering

Common stock offered by the selling shareholders:	12,564,212 shares

Common stock to be outstanding after the offering:	43,185,837 (1)

NASDAQ Capital Market symbol:	OVRL

Use of proceeds:	We will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered hereby. However, we will receive the exercise price of any Warrants and Placement Agent Warrants exercised for cash.

Risk factors:	See “Risk Factors” beginning on page 8 and the risk factors incorporated by reference into this prospectus as described in that section, and the other information included in this prospectus or incorporated by reference for a discussion of factors you should consider before making an investment decision.

(1)	The number of shares of common stock shown to be outstanding is based on 30,634,089 shares of common stock issued and outstanding as of August 29, 2013 (including 12,464 shares of common stock issued in June 2012 upon exercise of a Warrant and excluding (i) shares of common stock issuable upon exercise of our other outstanding warrants, (ii) shares of common stock issuable upon exercise of the Placement Agent Warrants, and (iii) shares of common stock reserved for issuance upon the exercise of options granted, unvested restricted stock awards, or available under our equity compensation plans as of such date), assuming full exercise of all Warrants to purchase 3,898,703 shares of common stock.

RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider each of the following risk factors, as well as those set forth in our most recent Annual Report on Form 10-K, as amended, and Quarterly Reports on Form 10-Q on file with the SEC, which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and the accompanying prospectus supplement. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Related to our Company

We may not have sufficient funds to repay our convertible notes when due and the conversion of the notes or additional payments of interest on the notes in shares may cause dilution to our existing shareholders.

In February 2013, we sold convertible notes in an aggregate original principal amount of $13.25 million to investors in a private placement and the notes are scheduled to mature in February 2017. In the event we are unable to repay the notes when due or extend the notes, we may be unable to continue our business operations. If we were unable to repay the notes when required, the note holders could commence legal action against us to recover the amounts due. Additionally, the notes are convertible into 10,192,304 shares of common stock at an initial conversion price of $1.30 per share and automatically convert into shares of common stock upon the occurrence of certain events. The notes provide that we may pay interest on the notes in cash or in shares of common stock at our option and at any time certain note holders collectively hold 20% or more of the then-outstanding common stock, those holders will have the option to determine whether the applicable interest payment payable to such holders is payable in cash or shares of common stock. In June 2013, we elected to pay interest on the notes in shares of common stock, which also resulted in a downward adjustment to the exercise price of certain of our outstanding warrants and an increase in the number of shares issuable upon exercise of such warrants. As a result, we will receive less proceeds from the exercise of those warrants, if any. The conversion of the notes or the additional issuance of shares of common stock as payment of interest on the notes could cause substantial dilution to our shareholders.

We have pledged substantially all of our assets to our lenders.

We have existing obligations outstanding in the amount of $3.5 million in debt to Silicon Valley Bank and $13.25 million in debt pursuant to outstanding convertible notes. We have pledged 65% of the stock of our foreign subsidiaries as security on such convertible notes and the initial purchasers of such convertible notes may foreclose on 65% of the stock in our foreign subsidiaries if we fail to pay the convertible notes when they become due. If we fail to repay Silicon Valley Bank when our obligations are due, Silicon Valley Bank may foreclose on substantially all of our assets other than the 65% of the stock of our foreign subsidiaries, which could result in a complete loss of investment for our shareholders.

If our common stock is delisted from the NASDAQ Capital Market, our business, financial condition, results of operations and stock price could be adversely affected, and the liquidity of our stock and our ability to obtain financing could be impaired.

On January 2, 2013, we received a notice from The NASDAQ Stock Market LLC stating that for the last 30 consecutive business days our common stock had not maintained a minimum market value of listed securities, or MVLS, of $35 million as required for continued listing on the NASDAQ Capital Market under NASDAQ Listing Rule 5550(b)(2). In accordance with NASDAQ Listing Rule 5810(c)(3)(C), we had 180 calendar days, or until July 1, 2013, to regain compliance with the MVLS requirement. On July 2, 2013, we received the expected written notification from The NASDAQ Stock Market LLC of the Staff’s decision to delist our securities from the NASDAQ Capital Market as a result of our failure to comply with the minimum MVLS requirement. To regain compliance with such rule, the MVLS (which is determined based on closing bid price of our common stock on the NASDAQ Capital Market) would have had to have been at least $35 million for ten consecutive trading days during the period from January 2, 2013 through July 1, 2013. Based on the number of shares of common stock outstanding as of June 27, 2013, the MVLS would have exceeded $35 million if such closing bid price was at least $1.17 per share for the ten trading day period referred to above. We timely requested an appeal before the NASDAQ Listing Qualifications Panel, or the Panel, to seek continued listing pending our return to compliance with the minimum MVLS requirement under NASDAQ Listing Rule 5550(b)(2). As a result, the delisting has been stayed pending a decision by the Panel following the hearing, which was held on August 8, 2013. There can be no assurance that Panel will grant our request for continued listing on the NASDAQ Capital Market.

Any delisting of our common stock from the NASDAQ Capital Market could adversely affect our ability to attract new investors, decrease the liquidity of our outstanding shares of common stock, reduce our flexibility to raise additional capital, reduce the price at which our common stock trades, and increase the transaction costs inherent in trading such shares with overall negative effects for our shareholders. In addition, delisting of our common stock could deter broker-dealers from making a market in or otherwise seeking or generating interest in our common stock, and might deter certain institutions and persons from investing in our securities at all. For these reasons and others, delisting could adversely affect our business, financial condition and results of operations.

Our ability to compete depends in part on our ability to protect our intellectual property rights.

We rely on a combination of patent, copyright, trademark, trade secret and other intellectual property laws to protect our intellectual property rights. However, these rights may not prevent competitors from developing products that are substantially equivalent or superior to our products. To the extent that we have or obtain patents, such patents may not afford meaningful protection for our technology and products. Others may challenge our patents and, as a result, our patents could be narrowed, invalidated or declared unenforceable. The patents that are material to our business will begin to expire in November 2015. In addition, our current or future patent applications may not result in the issuance of patents in the United States or foreign countries. The laws of certain foreign countries may not protect our intellectual property to the same extent as U.S. laws. Furthermore, competitors may independently develop similar products, duplicate our products or, if patents are issued to us, design around these patents.

In order to protect or enforce our patent rights, we may initiate interference proceedings, oppositions, or patent litigation against third parties, such as infringement suits. Such enforcement efforts could be expensive and divert management’s time and attention from other business concerns. The patent position of information technology firms in particular is highly uncertain, involves complex legal and factual questions, and continues to be the subject of much litigation. No consistent policy has emerged from the U.S. Patent and Trademark Office or the courts regarding the breadth of claims allowed or the degree of protection afforded under information technology patents.

In August and October 2010, we filed patent infringement lawsuits in the United States District Court for the Southern District of California and the ITC, respectively, against various parties. Both lawsuits claim infringement of two of our United States patents, Nos. 6,328,766 and 6,353,581.

In November 2011, we entered into a multi-year settlement and cross-licensing agreement with IBM pursuant to which we released all claims we had against IBM and Dell in connection with the patent infringement lawsuits we had filed in the United States District Court for the Southern District of California and at the ITC against BDT AG and certain of its affiliates, IBM and Dell. However, our infringement case against BDT AG and its affiliates continued. In June 2012, the Chief Administrative Law Judge of the ITC issued a public notice of the Initial Determination affirming that both of our asserted patents are valid, but that BDT did not violate

Section 337 of the Tariff Act of 1930. In July 2012, the ITC released the public version of the Initial Determination, which found that the six asserted claims of U.S. Patent No. 6,328,766 were valid. The Initial Determination found no infringement of U.S. Patent No. 6,353,581, but concluded the asserted claims of the patent were valid.

In November 2012, the full Commission issued an opinion that did not revisit the Chief Administrative Law Judge’s conclusion that BDT’s customers directly infringe every asserted claim of U.S. Patent No. 6,328,766, and affirmed the validity of the asserted claims of U.S. Patent No. 6,353,581. The Commission remanded certain aspects of the Chief Administrative Law Judge’s validity findings for U.S. Patent No. 6,328,766. In March 2013, the Chief Administrative Law Judge of the ITC issued a public notice of the Remand Initial Determination. The Remand Initial Determination held that there is no infringement of certain claims of U.S. Patent No. 6,353,581, and that the six asserted claims of U.S. Patent No. 6,328,766 are invalid as anticipated. In May 2013, the ITC granted in part our request to review the Remand Initial Determination, and reviewed the findings that BDT’s FlexStor II® product line does not infringe one claim of U.S. Patent No. 6,353,581, and that the asserted claims of U.S. Patent No. 6,328,766 are invalid as anticipated. For additional information on these patent litigation lawsuits, see “Item 3. Legal Proceedings” of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed with the SEC on May 15, 2013, which is incorporated herein by reference.

In June 2012, we filed five additional patent infringement lawsuits in the United States District Court for the Southern District of California against seven companies. In February 2013, we filed a joint motion to dismiss our case against one of the seven companies. For additional information on these patent litigation lawsuits, see “Item 3. Legal Proceedings” of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed with the SEC on May 15, 2013, which is incorporated herein by reference.

In August 2012, Quantum Corporation filed counterclaims against us in the United States District Court for the Southern District of California action, alleging trademark infringement and unfair competition claims, and infringement of United States Patent Nos. 5,491,812, 6,542,787, 6,498,771 and 5,925,119 by our products. Quantum is seeking monetary damages from us and injunctive relief. In April 2013, Quantum filed a complaint against us in the United States District Court for the Southern District of California alleging infringement of U.S. Patent No. 7,263,596 by our products. Quantum is seeking monetary damages from us and injunctive relief.

In May 2013, Safe Storage LLC, a Delaware limited liability company, filed a complaint against us in the United States District Court for the District of Delaware alleging infringement of U.S. Patent No. 6,978,346 by our products. Safe Storage is seeking monetary damages from us and injunctive relief.

Our business may be harmed if growth in the storage market declines.

Our industry has experienced significant historical growth due to the continuing increase in the demand for storage by consumers, enterprises and government bodies around the world, and our customers’ purchases of storage solutions to address this demand. While information technology, spending has fluctuated periodically due to technology transitions and changing economic and business environments, overall growth in demand for storage has continued. Recent technology trends, such as the emergence of hosted (or “cloud”) storage, software as a service and mobile data access are driving significant changes in storage architectures and solution requirements. The impact of these trends on overall long-term growth patterns is uncertain. Nevertheless, if the general level of historic industry growth, or if the growth of the specific markets in which we compete, were to decline, our business and results of operations could suffer.

Risks Related to this Offering

Our stock price has been volatile and your investment in our common stock could decrease in value.

There has been significant volatility in the market price and trading volume of equity securities, in general, and in our stock price, specifically. Our specific performance as well as broad market fluctuations may negatively affect the market price of our common stock. You may not be able to resell your shares of common stock at or above the price you pay for those shares. Factors that could affect our market price include, among others:

•	actual or anticipated fluctuations in our operating results or future prospects;

•	our announcements or our competitors’ announcements of new products;

•	public reaction to our press releases, our other public announcements and our filings with the SEC;

•	actual or anticipated fluctuations in our operating results or future prospects;

•	strategic actions by us or our competitors;

•	changes in financial markets or general economic conditions;

•	our ability to raise additional capital as needed;

•	developments regarding our patents or proprietary rights or those of our competitors; and

•	changes in stock market analyst recommendations or earnings estimates regarding our common stock, other comparable companies or our industry generally.

Future sales of our securities could adversely affect the market price of our common stock and our future capital-raising activities could involve the issuance of equity securities, which would dilute your investment and could result in a decline in the trading price of our common stock.

We may sell securities in the public or private equity markets if and when conditions are favorable, even if we do not have an immediate need for additional capital at that time. Sales of substantial amounts of shares of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of shares of common stock and our ability to raise capital. We may issue additional shares of common stock in future financing transactions or as incentive compensation for our executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. The market price for our common stock could decrease as the market takes into account the dilutive effect of any of these issuances.

Sales of shares issued in the Offering may cause the market price of our shares to decline.

On March 21, 2011, we closed the Offering and issued 8,653,045 shares of common stock, Warrants initially exercisable to purchase up to 3,807,331 shares of common stock, and Placement Agent Warrants initially exercisable to purchase up to 259,591 shares of common stock. The Placement Agent subsequently transferred a portion of the Placement Agent Warrants to third parties. We have agreed to register with the SEC the shares of common stock issued in the Offering and issuable upon exercise of the Warrants and the Placement Agent Warrants for resale. The Placement Agent has elected to not include the shares of common stock issuable upon exercise of the Placement Agent Warrants that it still holds in the registration statement of which this prospectus forms a part. Upon the effectiveness of the registration statement of which this prospectus forms a part, an aggregate of 12,564,212 shares of common stock issued in the Offering issued in June 2012 upon exercise of a Warrant acquired in the Offering, and issuable upon exercise of the Warrants and a portion of the Placement Agent Warrants may be freely sold in the open market. The sale of a significant amount of these shares of common stock in the open market, or the perception that these sales may occur, could cause the market price of our common stock to decline or become highly volatile.

We may have to pay liquidated damages to our investors, which will increase our negative cash flows.

In connection with the Offering, we entered into the Registration Rights Agreement. Under the terms of the Registration Rights Agreement, subject to certain limited exceptions, if the registration statement of which this prospectus forms a part has not been declared effective within the time periods specified in the Registration Rights Agreement or we otherwise fail to comply with certain provisions set forth in the Registration Rights Agreement, then we will be required to pay the investors, as liquidated damages, 2.0% of the amount invested for each 30-day period (or a pro rata portion thereof) during which such failure continues until the shares are sold or can be sold without restriction under Rule 144. There can be no assurance that the registration statement of which this prospectus forms a part will be declared effective by the SEC or will remain effective for the time periods necessary to avoid payment of liquidated damages.

We have never paid cash dividends on our common stock and do not expect to pay cash dividends on our common stock for the foreseeable future.

We have never paid cash dividends on our common stock and do not anticipate that any cash dividends will be paid on shares of our common stock for the foreseeable future. The payment of any cash dividend by us will be at the discretion of our board of directors and will depend on, among other things, our earnings, capital, regulatory requirements and financial condition.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered hereby. However, we will receive the exercise price of any Warrants and a portion of the Placement Agent Warrants exercised for cash. To the extent that we receive cash upon exercise of any Warrants and a portion of the Placement Agent Warrants, we expect to use that cash for general corporate purposes.

DIVIDEND POLICY

We have never declared or paid any cash dividends on shares of common stock and do not currently anticipate declaring or paying cash dividends on shares of common stock in the foreseeable future. We currently intend to retain all of our future earnings, if any, to finance operations. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and other factors that our board of directors may deem relevant.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In July 2013, we entered into a supply agreement, and a technology license agreement, with Sphere 3D. As consideration for the transactions contemplated by the technology license agreement, we paid Sphere 3D $250,000 in cash and issued Sphere 3D 213,220 shares of our common stock, having a value at the time of issuance of approximately $250,000. The issuance of these shares was exempt from registration under Section 4(2) of the Securities Act as sales of securities not involving a public offering. In July 2013, as partial payment under the supply agreement, Sphere 3D issued 769,231 common shares having a value equal to approximately $500,000 to us. On August 30, 2013, as quoted on the TSX Venture Exchange, the closing price of Sphere 3D’s common stock was $2.67 CAD, or approximately $2.54.

In connection with the Sphere 3D transaction, Eric Kelly, our President and Chief Executive Officer, was appointed the chairman of the board of directors of Sphere 3D. Mr. Kelly was also awarded, subject to the approval of Sphere 3D’s shareholders, an option to purchase up to 850,000 shares of common stock of Sphere 3D with an exercise price of $0.65 CAD, or approximately $0.63, which we believe represents approximately 5% of Sphere 3D’s outstanding shares.

SELLING SHAREHOLDERS

We have prepared this prospectus to allow the selling shareholders or their donees, pledgees, transferees or other successors in interest to sell or otherwise dispose of, from time to time, up to an aggregate of 12,564,212 shares of common stock issued in the Offering or issuable upon exercise of the Warrants and a portion of the Placement Agent Warrants. The table below presents information regarding the selling shareholders, the shares of common stock beneficially owned prior to the Offering and the shares of common stock that they may sell or otherwise dispose of from time to time under this prospectus.

We do not know when or in what amounts the selling shareholders may sell or otherwise dispose of the shares of common stock covered hereby. The selling shareholders might not sell any or all of the shares covered by this prospectus or may sell or dispose of some or all of the shares other than pursuant to this prospectus. Because the selling shareholders may not sell or otherwise dispose of some or all of the shares covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that all of the shares of common stock covered by this prospectus will be sold by the selling shareholders.

	Beneficial Ownership (1)
Name of Selling Shareholder (2)	Number of Shares Beneficially Owned Prior to the Offering		Number of Shares Offered Hereby (3)	Number of Shares Beneficially Owned After this Offering		Percent of Class
Clinton Magnolia Master Fund, Ltd. (4)	859,888	(4)	4,079,319	859,888	(4)	2.5%
Pinnacle Family Office Investments L.P. (5)	1,437,680		1,137,600	1,437,680		4.2%
Southwell Partners, L.P. (6)	429,364		1,137,600	429,364		1.2%
Lagunitas Partners LP (7)	—		450,000	—		*
Jon D & Linda W Gruber Trust DTD 07/04/04 (8)	—		360,000	—		*
Columbus Capital Partners, L.P. (9)	—		535,500	—		*
Columbus Capital Offshore Fund, Ltd. (9)	—		64,500	—		*
Connective Capital I Master Fund, Ltd.	—		411,364	—		*
Connective Capital II Cayman Master, Ltd.	—		404,497	—		*
Precept Capital Master Fund, GP (10)	—		489,517	—		*
Tiburon Opportunity Fund (11)	—		432,000	—		*
Pergament Multi-Strategy Opportunities, LP (12)	—		407,931	—		*
Crossfieds Fund I LP (13)	—		407,931	—		*
Cypress Capital Management, LP	—		463,308	—		*
Cypress Capital Master, LP	—		19,756	—		*
Cypress Capital Founder, LP	—		10,452	—		*
Habari Trading, LLC	—		44,900	—		*
Douglas A. George	—		244,758	—		*
Porter Partners, L.P.	—		208,044	—		*
EDJ Limited	—		36,712	—		*
Rockmore Investment Master Fund Ltd. (14)	—		203,965	—		*
Kingsbrook Opportunities Master Fund LP (15)	582,873	(19)	203,965	582,873	(19)	1.9%
Iroquois Master Fund Ltd.	—		203,965	—		*
The Griffin Fund, L.P. (18)	—		40,792	—		*
The Benchmark Company, LLC (16)(17)	—		31,150	—		*
Anthony DaCosta (17)	—		52,686	—		*
Michael Anthony Halperin (17)	—		10,000	—		*
Jeffrey Richard Marshall (17)	—		7,500	—		*
Gary Stephen Hobbib (17)	—		2,500	—		*
OTA LLC	—		462,000	—		*

*	Less than 1%.

(1)

Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and generally includes voting and investment power with respect to securities and including any securities that grant the selling shareholder the right to acquire shares of common stock within 60 days of August 29, 2013. Percentage ownership is based on 34,532,792 shares of common stock issued and outstanding as of August 29, 2013, assuming full exercise of Warrants to purchase an aggregate of 3,898,703 shares of common stock.
(2)	Unless otherwise indicated, this table is based on information supplied to us by the selling shareholders and certain of our records.
(3)	All 12,564,212 shares of common stock offered pursuant to this prospectus were acquired in the Offering, were acquired in June 2012 upon exercise of a Warrant acquired in the Offering, or are issuable upon exercise of the Warrants and a portion of the Placement Agent Warrants.
(4)	The number of shares includes 769,230 shares of our common stock issuable upon conversion of a convertible promissory note issued to Clinton Magnolia Master Fund, Ltd., or CMAG, in February 2013. Clinton Group, Inc., or CGI, is the investment manager of CMAG, and consequently has voting control and investment discretion over securities held by CMAG. CGI and By virtue of his direct and indirect control of CMAG and CGI, George Hall, as chief investment officer and president of CGI, is deemed to have voting power and investment power over these securities and may be deemed to beneficially own any securities owned by CGI and CMAG. Each of CGI and Mr. Hall disclaim beneficial ownership of these securities. Pursuant to the terms of the Purchase Agreement, we agreed to nominate Mr. Joseph A. De Perio, as representative of CGI, to our board of directors. On April 6, 2011, Mr. De Perio was elected to our board of directors.
(5)	Pinnacle Family Office, L.L.C., or Pinnacle Office, is the general partner of Pinnacle Office Investments, L.P., or Pinnacle Investments. Barry M. Kitt, as manager of Pinnacle Office, holds voting and investment power over these securities.
(6)	Mr. Wilson S. Jaeggli has voting and investment power over these securities.
(7)	Gruber & McBaine Capital Management, or G&M, is the general partner of Lagunitas Partners, LP. Mr. Jon D. Gruber and Mr. J. Patterson McBaine, as managers of G&M, share voting and investment power over these securities.
(8)	Mr. Jon D. and Mrs. Linda W. Gruber share voting and investment power over these securities.
(9)	Mr. Matthew D. Ockner has voting and investment power over these securities.
(10)	Mr. D. Blair Baker has voting and investment power over these securities.
(11)	Mr. Peter Bortel has voting and investment power over these securities.
(12)	Mr. Arthur Pergament and Mr. Steven Brown share voting and investment power over these securities.
(13)	Mr. Philip Summe has voting and investment power over these securities.
(14)	Rockmore Capital, LLC, or Rockmore Capital, serves as the investment manager to Rockmore Investment Master Fund Ltd., or Rockmore Master Fund, and in such capacity has investment discretion to vote and dispose of these securities. Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of Rockmore Master Fund and may be deemed to have investment discretion over these securities. Each of Rockmore Capital and Messrs. Bernstein and Daly disclaims beneficial ownership of these securities.
(15)	Kingsbrook Partners LP, or Kingsbrook Partners, is the investment manager of Kingsbrook Opportunities Master Fund LP, or Kingsbrook Opportunities, and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC, or Opportunities GP, is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC, or GP LLC, is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Mr. Ari J. Storch, Mr. Adam J. Chill and Mr. Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and, as a result, share voting and investment power over these securities and may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaims beneficial ownership of these securities.
(16)	The Benchmark Company, LLC is a registered broker-dealer. Mr. Adam Gordon and Mr. Richard Messina share voting and investment power over these securities.
(17)	Represents shares of common stock that may be acquired upon exercise of a portion of the Placement Agent Warrants transferred to the selling shareholder by the Placement Agent.
(18)	The shares include 12,464 shares issued in June 2012 upon exercise of a warrant acquired in the Offering.
(19)	These shares include a Warrant to purchase 393,208 shares of common stock and 189,665 shares of common stock acquired from the Company in an offering completed in February 2010.

PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued in the Offering and issuable upon exercise of the Warrants and a portion of the Placement Agent Warrants to permit the resale of the shares of common stock by the selling shareholders. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock. However, we will receive the exercise price of any Warrants and Placement Agent Warrants exercised for cash. We will bear all fees and expenses incident to our obligation to register the shares of common Stock.

The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus forms a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Warrants and the Placement Agent Warrants in cash, however, we will receive the exercise price of the Warrants and the Placement Agent Warrants.

The selling shareholders also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Benchmark Company, LLC, certain of the other selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be, “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (ii) the date on which the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

DESCRIPTION OF CAPITAL STOCK

This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of our amended articles of incorporation and amended bylaws and all applicable provisions of California law. You are urged to read our amended articles of incorporation and amended bylaws in their entirety for the actual terms of our capital stock. These documents are filed as exhibits to the registration statement of which this prospectus forms a part.

Overland is a corporation organized under the laws of the State of California.

Authorized Capital Stock

Our authorized capital stock consists of 90,200,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock, no par value. As of August 29, 2013, 30,634,089 shares of our common stock, and no shares of our preferred stock, were issued and outstanding.

Common Stock

Subject to the preferences that may apply to any shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may from time to time declare. Upon the liquidation, dissolution or winding-up of our company, the holders of outstanding shares of our common stock will be entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock.

Each holder of our common stock is entitled to one vote per share on all matters submitted to a vote of shareholders, and may not cumulate votes for the election of directors unless proper notice is given pursuant to our bylaws.

Our common stock is quoted on The NASDAQ Capital Market under the trading symbol “OVRL”.

The transfer agent and registrar for shares of our common stock is Wells Fargo Bank, N.A.

Shares of our common stock do not have any preemptive rights.

Shares of our common stock are not subject to conversion or redemption.

Common Stock Purchase Rights

We have in place a shareholder rights agreement providing rights to purchase shares of our common stock. The rights are not currently exercisable and they are attached to and trade together with the shares of our common stock. A right will be attached to each share of our common stock sold in this offering.

The shareholder rights agreement will take effect not earlier than the tenth day after the first to occur of:

•	the public announcement or disclosure that a person or group of affiliated or associated persons, other than exempt persons, has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of our common stock, except pursuant to a permitted acquisition; or

•	the commencement of, or announcement of an intention to make, by any person other than an exempt person, a tender offer or exchange offer (other than a permitted offer) which upon consummation would result in a person or group beneficially owning 20% or more of the outstanding shares of our common stock.

At that time, the rights then attached to all outstanding shares of our common stock will become separate securities and each right will entitle the holder to purchase one-third of a common share, at a per-share purchase price of $37.00, subject to adjustment.

However,

•	from and after the date on which a person becomes an acquiring person, except pursuant to a permitted offer, each holder of a right, other than the acquiring person, may exercise the right to receive that number of shares of our common stock having a value equal to the purchase price divided by one-half the current market price (as defined in the shareholder rights agreement) of a common share at the date of the occurrence of the event.

•	if, after the shareholder rights agreement takes effect, we merge or combine into or with any acquiring person or any of its affiliates or associates or other related persons, other than any other person if all of our shareholders are not treated alike, other than certain restructurings not resulting in any change of control of our company, or 50% or more of our assets or earnings power is sold or transferred in one or a series of related transactions, each holder of a right, other than an acquiring person, may exercise the right to receive that number of shares of our common stock which equals the initial exercise price, as adjusted, divided by one-half the current market price (as defined in the shareholder rights agreement) of such common stock at the date of the occurrence of the event.

At any time after any person becomes an acquiring person, our board of directors may exchange all or some of the rights other than the rights beneficially owned by the acquiring person, which rights will thereafter be void, at an exchange ratio of one-third of a common stock, or one-third of an equivalent common share (as defined in the shareholder rights agreement) per right, subject to adjustment in certain events.

The term “permitted acquisition” is defined as the acquisition of common stock directly from us, including by way of a dividend or distribution on the common stock, or pursuant to a permitted offer.

The term “permitted offer” is defined as a tender or exchange offer which is for all of our outstanding shares of common stock at a price and on terms which a majority of certain members of the board of directors determine to be adequate and in our best interests and the best interests of our shareholders.

Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder, including the right to vote or to receive dividends.

The rights expire in August 2015 unless earlier redeemed or exchanged. We are entitled to redeem all of the rights at $0.001 per right, subject to adjustment, at any time.

Wells Fargo Bank, N.A. serves as the rights agent under the shareholder rights agreement.

Preferred Stock

Subject to the limitations imposed by law and the rules of The NASDAQ Stock Market, LLC, our board of directors is authorized to designate and issue up to 1,000,000 shares of preferred stock in one or more series, without further shareholder approval. Our board of directors is authorized from time to time to set the number of shares to be included in each series; to fix the voting rights, designations, preferences, and relative, participating, option and conversion or other special rights, and such qualifications, limitations or restrictions, of the shares of each wholly unissued series; and to increase or decrease the number of authorized shares of any series, but not below the number of shares of any series then outstanding. The rights of a series of preferred stock may include a preferential return in the event of our liquidation, dissolution or winding-up, the right to receive dividends if declared by our board of directors, special dividend rates, conversion rights, redemption rights, voting rights, the right to protection from dilutive issuances of securities, or the right to approve specified corporate actions. Any or all of these rights may be superior to the rights of the common stock.

Certain Provisions Affecting Control of Our Company

The shareholder rights agreement discussed above and the following provision of California law may affect the control of our company.

California Law

Section 1203 of the California General Corporation Law, or the CGCL, provides that if a tender offer or a written proposal for approval of a reorganization of a corporation or a sale of substantially all of its assets is made by an “interested party,” the person making the offer must deliver an affirmative opinion to each shareholder in writing as to the fairness of the consideration to be received by the shareholders. The term “interested party” means a person who is a party to the transaction and who

•	directly or indirectly controls the corporation that is the subject of the tender offer or proposal;

•	is, or is directly or indirectly controlled by, an officer or director of the corporation; or

•	is an entity in which a material financial interest is held by any director or executive officer.

Indemnification Provisions

California Incorporation

Section 317 of the CGCL provides a detailed statutory framework covering limitation of liability of directors in certain instances and indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

With respect to limitation of liability, the CGCL permits a California corporation to adopt a provision in its articles of incorporation reducing or eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the fiduciary duty of care, provided that such liability does not arise from certain proscribed conduct (including intentional misconduct and breach of duty of loyalty). The CGCL in this regard relates only to actions brought by shareholders on behalf of the corporation (i.e., “derivative actions”) and does not apply to claims brought by outside parties.

With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful “on the merits” in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation’s articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

Our articles of incorporation and bylaws implement the applicable statutory framework by limiting the personal liability of directors for monetary damages for a breach of a director’s fiduciary duty of care and making indemnification mandatory in those situations where it is merely permissible under the CGCL.

General

We also maintain insurance for our officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any of our officers or directors against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith. We pay the premiums for this insurance.

We have also entered into separate indemnification agreements with each of our executive officers and directors, which indemnify the officer or director against all liabilities relating to his or her position as an executive officer or director of Overland, or as an employee, agent, officer or director of any other entity if the executive officer or director is serving in that capacity at our request, to the fullest extent permitted under applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification for violations of state securities laws may be limited by applicable laws.

DESCRIPTION OF WARRANTS

The material terms and provisions of the Warrants are summarized below. This summary is subject to, and qualified in its entirety by, the terms set forth in the Purchase Agreement, the Warrants and the Registration Rights Agreement described below that we filed as exhibits to our Current Report on Form 8-K filed with the SEC on March 22, 2011, which are incorporated by reference herein.

March 2011 Financing

On March 16, 2011, we entered into the Purchase Agreement with the Investors, pursuant to which we agreed to issue to the Investors in a private placement shares of common stock, no par value per share, and the Warrants, for an aggregate offering price of approximately $15.4 million, or the Offering. The purchase price for one share of common stock and a warrant to purchase 0.44 shares of common stock was $1.765. On March 21, 2011, we closed the Offering and issued and sold to the Investors an aggregate of 8,653,045 shares of common stock and Warrants initially exercisable to purchase up to 3,807,331 shares of common stock, for an aggregate offering price of approximately $15.3 million.

Each Warrant has an initial exercise price of $1.71 per share of Common Stock. The Warrants are immediately exercisable and have a five year term. In June 2012, we issued 12,464 shares of common stock upon exercise of a Warrant.

In connection with the Offering and as partial compensation for the services of Roth Capital Partners, LLC, as placement agent, or the Placement Agent, we issued to the Placement Agent warrants initially exercisable to purchase up to 259,591 shares of Common Stock at an exercise price of $1.71 per share of Common Stock and otherwise on terms substantially the same as the Warrants, or the Placement Agent Warrants. The Placement Agent subsequently transferred a portion of the Placement Agent Warrants to certain selling shareholders identified in this prospectus.

We also entered into a Registration Rights Agreement, or the Registration Rights Agreement, dated as of March 21, 2011 with the Investors and the Placement Agent. Pursuant to the Registration Rights Agreement, we agreed to file a registration statement with the SEC within 30 days of closing the Offering, or the Filing Deadline, to register the resale of the shares of common stock issued in the Offering and issuable upon exercise of the Warrants and the Placement Agent Warrants described below. The registration statement of which this prospectus forms a part has been filed to satisfy this obligation. We have agreed to register with the SEC the shares of common stock issued in the Offering and issuable upon exercise of the Warrants and the Placement Agent Warrants for resale. The Placement Agent has elected to not include the shares of common stock issuable upon exercise of the Placement Agent Warrants that it still holds in the registration statement of which this prospectus forms a part. In addition, subject to certain limited exceptions, if we do not meet certain other obligations set forth in the Registration Rights Agreement, we will be required to pay liquidated damages in an amount equal to 2.0% of the aggregate amount invested by each selling shareholder for each 30-day period (or a pro rata portion thereof) during which we are not in compliance with the terms of the Registration Rights Agreement.

The above descriptions of the Purchase Agreement, the Warrants and the Registration Rights Agreement are qualified in their entirety by reference to Exhibits 10.1, 4.1 and 4.2, respectively, to our Current Report on Form 8-K filed with the SEC on March 22, 2011, and the above description is qualified in its entirety by reference to these documents.

The shares of common stock, the Warrants and the Placement Agent Warrants, and the shares of common stock issuable upon exercise of the Warrants and the Placement Agent Warrants, were offered and sold by us pursuant to an exemption from the registration requirements of the Securities Act set forth in Regulation D promulgated thereunder.

LEGAL MATTERS

Certain legal matters in connection with the shares of common stock offered hereby will be passed upon for us by O’Melveny & Myers LLP of Menlo Park, California.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K, including Amendment No. 1, for the year ended July 1, 2012 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the company’s ability to continue as a going concern as described in Note 1 to the financial statements) of Moss Adams LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table lists the costs and expenses payable by the registrant in connection with the sale of the shares of common stock covered by this prospectus other than any sales commissions or discounts, which expenses will be paid by the selling shareholders. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$3,690	*
Legal fees and expenses	25,000
Accounting fees and expenses	10,000
Miscellaneous expenses	3,810

Total	$42,500

*	Previously paid.

Item 14.	Indemnification of Directors and Officers

California Incorporation

Section 317 of the CGCL provides a detailed statutory framework covering limitation of liability of directors in certain instances and indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

With respect to limitation of liability, the CGCL permits a California corporation to adopt a provision in its articles of incorporation reducing or eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the fiduciary duty of care, provided that such liability does not arise from certain proscribed conduct (including intentional misconduct and breach of duty of loyalty). The CGCL in this regard relates only to actions brought by shareholders on behalf of the corporation (i.e., “derivative actions”) and does not apply to claims brought by outside parties.

With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful “on the merits” in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation’s articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

The registrant’s articles of incorporation and bylaws implement the applicable statutory framework by limiting the personal liability of directors for monetary damages for a breach of a director’s fiduciary duty of care and making indemnification mandatory in those situations where it is merely permissible under the CGCL.

General

The registrant maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any officer or director of the registrant against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith. The registrant pays the premiums for such insurance.

Pursuant to separate indemnification agreements with the registrant, each executive officer and director of the registrant is indemnified against all liabilities relating to his or her position as an executive officer or director of the registrant, to the fullest extent permitted under applicable law.

The registrant may also enter into indemnification agreements with underwriters or agents providing that the underwriters or agents, as applicable, have to indemnify and hold harmless the registrant, its directors, each officer who signed the registration statement and any person who controls the registrant within the meaning of the Securities Act, from and against certain civil liabilities, including liabilities under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities.

The following sets forth information regarding unregistered securities sold by the registrant since September 6, 2010:

•	in February 2013, the registrant issued and sold $13.25 million of convertible promissory notes, or the Notes, to accredited investors;

•	in June 2013, the registrant issued an aggregate of 348,490 shares of common stock to the holders of the outstanding Notes as payment of interest on the Notes; and

•	in July 2013, the registrant issued 213,220 shares of common stock to Sphere 3D Corporation, or Sphere 3D; the registrant issued these shares as partial consideration for the transactions contemplated by the Technology License Agreement, dated as of July 12, 2013, by and between the registrant and Sphere 3D Corporation.

The Notes and shares of common stock described in the transactions above were issued pursuant to the exemptions from registration provided by Section 4(2) of the Securities Act of 1933, as amended, or the Securities Act, and/or Regulation D and/or Regulation S promulgated thereunder. The transactions described above did not involve any public offering; the registrant made no solicitation in connection with the transactions other than communications with the purchasers; the registrant obtained representations from the purchasers regarding their investment intent, knowledge and experience; the purchasers either received or had access to adequate information about the registrant in order to make informed investment decisions; the registrant reasonably believed that the purchasers are capable of evaluating the merits and risks of their investment; and the shares of common stock potentially issuable under the Notes are issuable with restricted securities legends.

All certificates representing the securities issued in the transactions described in this Item 15 included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities. There were no underwriters employed in connection with the transaction set forth in this Item 15.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

EXHIBIT INDEX

The following documents are filed as exhibits to this registration statement:

Exhibit No.	Description

2.1	Asset Purchase Agreement dated June 27, 2008 between the Company and Adaptec, Inc. (incorporated by reference to the Company’s Form 8-K filed on July 3, 2008). ++

3.1	Amended and Restated Articles of Incorporation (incorporated by reference to the Company’s Form 10-K filed on September 27, 2002).

3.2	Certificate of Amendment of Articles of Incorporation dated November 15, 2005 (incorporated by reference to the Company’s Form 10-Q filed on February 10, 2006).

3.3	Certificate of Amendment of Articles of Incorporation dated December 12, 2008 (incorporated by reference to the Company’s Form 10-Q filed on February 11, 2009).

3.4	Certificate of Amendment to the Company’s Amended and Restated Articles of Incorporation dated December 8, 2009 (incorporated by reference to the Company’s Form 8-K on filed December 8, 2009).

3.5	Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series A Convertible Preferred Stock dated February 19, 2010 (incorporated by reference to the Company’s Form 8-K on filed February 24, 2010).

3.6	Certificate of Amendment to the Company’s Amended and Restated Articles of Incorporation dated April 28, 2010 (incorporated by reference to the Company’s Form 8-K filed on April 29, 2010).

3.7	Certificate of Amendment of Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series A Convertible Preferred Stock dated April 29, 2010 (incorporated by reference to the Company’s Form 8-K filed on May 5, 2010).

3.8	Certificate of Amendment to the Company’s Amended and Restated Articles of Incorporation dated June 23, 2011 (incorporated by reference to the Company’s Form 10-K filed on September 14, 2011).

3.9	Amended and Restated Bylaws (incorporated by reference to the Company’s Form 8-K filed on August 26, 2005).

3.10	Certificate of Amendment of Bylaws (incorporated by reference to the Company’s Form 8-K filed on April 30, 2007).

4.1	Specimen stock certificate (incorporated by reference to the Company’s Form 10-Q filed on February 10, 2010).

4.2	Shareholder Rights Agreement dated August 22, 2005 between the Company and Wells Fargo Bank, N.A., as Transfer Agent (incorporated by reference to the Company’s Form 8-K filed on August 26, 2005).

Exhibit No.	Description

4.3	Amendment No. 1 to Shareholder Rights Agreement dated March 21, 2011 (incorporated by reference to the Company’s Form 8-K filed on March 22, 2011).

4.4	Common Stock Purchase Warrant between the Company and Roth Capital Partners, LLC dated November 4, 2009 (incorporated by reference to the Company’s Form 10-Q filed on February 10, 2010).

4.5	Form of Common Stock Purchase Warrant dated February 18, 2010 (incorporated by reference to the Company’s Form 8-K filed on February 24, 2010).

4.6	Form of Registration Rights Agreement dated February 22, 2010 (incorporated by reference to the Company’s Form 8-K filed on February 24, 2010).

4.7	Form of Common Stock Purchase Warrant dated March 16, 2011 (incorporated by reference to the Company’s Form 8-K filed on March 22, 2011).

4.8	Form of Registration Rights Agreement dated March 21, 2011 (incorporated by reference to the Company’s Form 8-K filed on March 22, 2011).

5.1**	Opinion of O’Melveny & Myers LLP.

10.1	San Diego Headquarters Facility Lease dated October 12, 2000 between the Company and LBA-VIF One, LLC (incorporated by reference to the Company’s Form 10-Q on filed February 14, 2001).

10.2	First Amendment to Lease dated January 18, 2001 between the Company and LBA Overland, LLC, as successor-in-interest to LBA-VIF One, LLC (incorporated by reference to the Company’s Form 10-K filed September 28, 2001).

10.3	Second Amendment to Lease dated March 8, 2001 between the Company and LBA Overland, LLC (incorporated by reference to the Company’s Form 10-K filed September 28, 2001).

10.4	Third Amendment to Lease dated June 30, 2010 between the Company and Overtape (CA) QRS 15-14, Inc. (successor-in-interest to LBA Overland, LLC, the successor-in-interest to LBA-VIF One, LLC). (incorporated by reference to the Company’s Form 10-K filed September 24, 2010).

10.5†	Product Purchase Agreement No. 1585-042103 dated July 31, 2003 between the Company and Hewlett-Packard Company (incorporated by reference to the Company’s Form 10-Q filed February 10, 2004).

10.6	Addendum to Product Purchase Agreement No. 1585-042103 effective July 30, 2006 between the Company and Hewlett-Packard Company (incorporated by reference to the Company’s Form 10-K filed September 15, 2006).

10.7†	Addendum to Product Purchase Agreement between the Company and Hewlett-Packard Company dated December 15, 2007 (incorporated by reference to the Company’s Form 10-Q filed May 1, 2008).

10.8	Addendum to Product Purchase Agreement between the Company and Hewlett-Packard Company dated October 29, 2008 (incorporated by reference to the Company’s Form 10-K filed September 9, 2009).

10.9	Addendum to Product Purchase Agreement between the Company and Hewlett-Packard Company dated April 6, 2009 (incorporated by reference to the Company’s Form 10-K filed September 9, 2009).

10.10*	Form of Indemnification Agreement entered into between the Company and each of its directors and officers (incorporated by reference to the Company’s Form 10-Q filed February 13, 2002).

Exhibit No.	Description

10.11*	Retention Agreement between the Company and Eric Kelly dated June 24, 2009 (incorporated by reference to the Company’s Form 10-Q filed February 10, 2010).

10.12*	Retention Agreement between the Company and Jillian Mansolf dated July 13, 2009 (incorporated by reference to the Company’s Form 10-K filed September 9, 2009).

10.13*	Employment letter between the Company and Jillian Mansolf dated June 23, 2009 (incorporated by reference to the Company’s Form 10-K filed September 9, 2009).

10.14*	Employment Agreement between the Company and Eric Kelly dated August 3, 2011 (incorporated by reference to the Company’s Form 8-K filed August 4, 2011).

10.15*	Employment and Severance Agreement between the Company and Kurt L. Kalbfleisch dated August 3, 2011 (incorporated by reference to the Company’s Form 8-K filed August 4, 2011).

10.16*	Amended and Restated 2003 Equity Incentive Plan (incorporated by reference to the Company’s Form 8-K filed November 16, 2007).

10.17*	Amendment to 2003 Equity Incentive Plan effective as of January 27, 2009 (incorporated by reference to the Company’s Form 10-K filed September 9, 2009).

10.18*	Form of Stock Option Agreement for options granted to senior officers under the 2003 Equity Incentive Plan (incorporated by reference to the Company’s Form 10-Q filed February 10, 2004).

10.19*	Form of Stock Option Agreement for options granted to outside directors under the 2003 Equity Incentive Plan (incorporated by reference to the Company’s Form 10-Q filed February 10, 2004).

10.20*	Form of Standard Stock Option Agreement for options granted under the 2003 Equity Incentive Plan (incorporated by reference to the Company’s Form 10-Q filed February 10, 2004).

10.21*	Form of Stock Option Agreement for Inducement Options granted to executive officers (incorporated by reference to the Company’s Form 10-K filed September 9, 2009).

10.22*	2006 Employee Stock Purchase Plan, as amended (incorporated by reference to the Company’s Form 10-K filed September 14, 2011).

10.23*	2009 Equity Incentive Plan, as amended (incorporated by reference to the Company’s Form 10-K filed September 14, 2011).

10.24*	Form of Notice of Stock Option Grant and Stock Option Agreement for options granted to senior officers under the 2009 Equity Incentive Plan (incorporated by reference to the Company’s Form 10-Q filed February 2, 2010).

10.25*	Form of Notice of Stock Option Grant and Stock Option Agreement for options granted to outside directors under the 2009 Equity Incentive Plan (incorporated by reference to the Company’s Form 10-Q filed February 2, 2010).

10.26*	Form of Notice of Restricted Stock Award and Restricted Stock Agreement for restricted stock granted to senior officers or outside directors under the 2009 Equity Incentive Plan (incorporated by reference to the Company’s Form 10-Q filed February 2, 2010).

10.27*	2000 Stock Option Plan, as amended and restated (incorporated by reference to the Company’s Form 10-K filed September 27, 2002).

10.28*	Form of Notice of Stock Option Award and Stock Option Award Agreement for options granted under 2000 Stock Option Plan (incorporated by reference to the Company’s Form 10-Q filed May 15, 2001).

10.29*	Standard Form of Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement for restricted stock units granted under the 2009 Equity Incentive Plan (incorporated by reference to the Company’s Form 10-K filed September 14, 2011).

Exhibit No.	Description

10.30*	Special Form of Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement for restricted stock units granted under the 2009 Equity Incentive Plan dated June 29, 2011 (incorporated by reference to the Company’s Form 10-K filed September 14, 2011).

10.31*	Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement between the Company and Scott McClendon dated June 29, 2011 (incorporated by reference to the Company’s Form 10-K filed September 14, 2011).

10.32*	Form of Stock Appreciation Rights Award Agreement dated June 29, 2011 (incorporated by reference to the Company’s Form 10-K filed September 14, 2011).

10.33*	Executive Bonus Plan (incorporated by reference to the Company’s Form 10-K filed September 24, 2010).

10.34*	Form of Purchase Agreement dated February 18, 2010 (incorporated by reference to the Company’s Form 8-K filed February 24, 2010).

10.35	Form of Subscription Agreement dated November 12, 2010 (incorporated by reference to the Company’s Form 8-K filed November 17, 2010).

10.36	Financial Advisory Agreement, dated November 12, 2010, between Overland and Roth Capital Partners, LLC. (incorporated by reference to the Company’s Form 8-K filed November 17, 2010).

10.37	Form of Purchase Agreement dated March 16, 2011 (incorporated by reference to the Company’s Form 8-K filed March 22, 2011).

10.38	Underwriting Agreement, dated March 23, 2012, between the Company and Needham & Company, LLC (incorporated by reference to the Company’s Form 8-K filed March 23, 2012).

10.39	Loan and Security Agreement between the Company and Silicon Valley Bank (incorporated by reference to the Company’s Form 10-K filed September 14, 2011).

10.40†	Settlement Agreement, by and between the Company and International Business Machines Corporation, dated November 16, 2011 (incorporated by reference to the Company’s Form 10-Q filed February 15, 2012).

10.41†	Note Purchase Agreement, dated February 12, 2013 (incorporated by reference to the Company’s Form 8-K filed on February 14, 2013).

10.42	Amendment to Note Purchase Agreement, dated March 5, 2013 (incorporated by reference to the Company’s Form 8-K filed on March 8, 2013).

10.43	Registration Rights Agreement, dated February 12, 2013 (incorporated by reference to the Company’s Form 8-K filed on February 14, 2013).

10.44	Form of Subscription Agreement, dated February 13, 2013 (incorporated by reference to the Company’s Form 8-K filed on February 14, 2013).

21.1**	Subsidiaries of the Company.

23.1**	Consent of Moss Adams LLP, Independent Registered Public Accounting Firm.

23.2**	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (included on signature page).

101***	Financial information from the Company’s Annual Report on Form 10-K for the period ended July 1, 2012 formatted in eXtensible Business Reporting Language (XBRL).

†	Portions of this exhibit have been omitted pursuant to a request for confidential treatment and the non-public information has been filed separately with the SEC.
++	Certain schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of the omitted schedules and similar attachments will be provided supplementally to the SEC upon request.
*	Management contract or compensation plan or arrangement.
**	Filed herewith.
***	This exhibit was previously filed as an exhibit to the Annual Report on Form 10-K for the year ended July 1, 2012, filed with the Securities and Exchange Commission on September 13, 2012.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a–3 or Rule 14c–3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 6th day of September, 2013.

OVERLAND STORAGE, INC.

By:	/s/ Eric L. Kelly
Eric L. Kelly
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Eric L. Kelly and Kurt L. Kalbfleisch, jointly and severally, as his attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act this registration statement has been signed by the following persons in their capacities and on the date indicated.

Signature	Title	Date

/s/ Eric L. Kelly Eric L. Kelly	President, Chief Executive Officer and Director (Principal Executive Officer)	September 6, 2013

/s/ Kurt L. Kalbfleisch Kurt L. Kalbfleisch	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 6, 2013

/s/ Robert A. Degan Robert A. Degan	Director	September 6, 2013

/s/ Joseph De Perio Joseph De Perio	Director	September 6, 2013

/s/ Vivekanand Mahadevan Vivekanand Mahadevan	Director	September 6, 2013

/s/ Scott McClendon Scott McClendon	Executive Chairperson of the Board of Directors	September 6, 2013

EXHIBIT INDEX

The following documents are filed as exhibits to this registration statement:

Exhibit No.	Description

2.1	Asset Purchase Agreement dated June 27, 2008 between the Company and Adaptec, Inc. (incorporated by reference to the Company’s Form 8-K filed on July 3, 2008). ++

3.1	Amended and Restated Articles of Incorporation (incorporated by reference to the Company’s Form 10-K filed on September 27, 2002).

3.2	Certificate of Amendment of Articles of Incorporation dated November 15, 2005 (incorporated by reference to the Company’s Form 10-Q filed on February 10, 2006).

3.3	Certificate of Amendment of Articles of Incorporation dated December 12, 2008 (incorporated by reference to the Company’s Form 10-Q filed on February 11, 2009).

3.4	Certificate of Amendment to the Company’s Amended and Restated Articles of Incorporation dated December 8, 2009 (incorporated by reference to the Company’s Form 8-K on filed December 8, 2009).

3.5	Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series A Convertible Preferred Stock dated February 19, 2010 (incorporated by reference to the Company’s Form 8-K on filed February 24, 2010).

3.6	Certificate of Amendment to the Company’s Amended and Restated Articles of Incorporation dated April 28, 2010 (incorporated by reference to the Company’s Form 8-K filed on April 29, 2010).

3.7	Certificate of Amendment of Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series A Convertible Preferred Stock dated April 29, 2010 (incorporated by reference to the Company’s Form 8-K filed on May 5, 2010).

3.8	Certificate of Amendment to the Company’s Amended and Restated Articles of Incorporation dated June 23, 2011 (incorporated by reference to the Company’s Form 10-K filed on September 14, 2011).

3.9	Amended and Restated Bylaws (incorporated by reference to the Company’s Form 8-K filed on August 26, 2005).

3.10	Certificate of Amendment of Bylaws (incorporated by reference to the Company’s Form 8-K filed on April 30, 2007).

4.1	Specimen stock certificate (incorporated by reference to the Company’s Form 10-Q filed on February 10, 2010).

4.2	Shareholder Rights Agreement dated August 22, 2005 between the Company and Wells Fargo Bank, N.A., as Transfer Agent (incorporated by reference to the Company’s Form 8-K filed on August 26, 2005).

4.3	Amendment No. 1 to Shareholder Rights Agreement dated March 21, 2011 (incorporated by reference to the Company’s Form 8-K filed on March 22, 2011).

4.4	Common Stock Purchase Warrant between the Company and Roth Capital Partners, LLC dated November 4, 2009 (incorporated by reference to the Company’s Form 10-Q filed on February 10, 2010).

4.5	Form of Common Stock Purchase Warrant dated February 18, 2010 (incorporated by reference to the Company’s Form 8-K filed on February 24, 2010).

Exhibit No.	Description

4.6	Form of Registration Rights Agreement dated February 22, 2010 (incorporated by reference to the Company’s Form 8-K filed on February 24, 2010).

4.7	Form of Common Stock Purchase Warrant dated March 16, 2011 (incorporated by reference to the Company’s Form 8-K filed on March 22, 2011).

4.8	Form of Registration Rights Agreement dated March 21, 2011 (incorporated by reference to the Company’s Form 8-K filed on March 22, 2011).

5.1**	Opinion of O’Melveny & Myers LLP.

10.1	San Diego Headquarters Facility Lease dated October 12, 2000 between the Company and LBA-VIF One, LLC (incorporated by reference to the Company’s Form 10-Q on filed February 14, 2001).

10.2	First Amendment to Lease dated January 18, 2001 between the Company and LBA Overland, LLC, as successor-in-interest to LBA-VIF One, LLC (incorporated by reference to the Company’s Form 10-K filed September 28, 2001).

10.3	Second Amendment to Lease dated March 8, 2001 between the Company and LBA Overland, LLC (incorporated by reference to the Company’s Form 10-K filed September 28, 2001).

10.4	Third Amendment to Lease dated June 30, 2010 between the Company and Overtape (CA) QRS 15-14, Inc. (successor-in-interest to LBA Overland, LLC, the successor-in-interest to LBA-VIF One, LLC). (incorporated by reference to the Company’s Form 10-K filed September 24, 2010).

10.5†	Product Purchase Agreement No. 1585-042103 dated July 31, 2003 between the Company and Hewlett-Packard Company (incorporated by reference to the Company’s Form 10-Q filed February 10, 2004).

10.6	Addendum to Product Purchase Agreement No. 1585-042103 effective July 30, 2006 between the Company and Hewlett-Packard Company (incorporated by reference to the Company’s Form 10-K filed September 15, 2006).

10.7†	Addendum to Product Purchase Agreement between the Company and Hewlett-Packard Company dated December 15, 2007 (incorporated by reference to the Company’s Form 10-Q filed May 1, 2008).

10.8	Addendum to Product Purchase Agreement between the Company and Hewlett-Packard Company dated October 29, 2008 (incorporated by reference to the Company’s Form 10-K filed September 9, 2009).

10.9	Addendum to Product Purchase Agreement between the Company and Hewlett-Packard Company dated April 6, 2009 (incorporated by reference to the Company’s Form 10-K filed September 9, 2009).

10.10*	Form of Indemnification Agreement entered into between the Company and each of its directors and officers (incorporated by reference to the Company’s Form 10-Q filed February 13, 2002).

10.11*	Retention Agreement between the Company and Eric Kelly dated June 24, 2009 (incorporated by reference to the Company’s Form 10-Q filed February 10, 2010).

10.12*	Retention Agreement between the Company and Jillian Mansolf dated July 13, 2009 (incorporated by reference to the Company’s Form 10-K filed September 9, 2009).

10.13*	Employment letter between the Company and Jillian Mansolf dated June 23, 2009 (incorporated by reference to the Company’s Form 10-K filed September 9, 2009).

10.14*	Employment Agreement between the Company and Eric Kelly dated August 3, 2011 (incorporated by reference to the Company’s Form 8-K filed August 4, 2011).

Exhibit No.	Description

10.15*	Employment and Severance Agreement between the Company and Kurt L. Kalbfleisch dated August 3, 2011 (incorporated by reference to the Company’s Form 8-K filed August 4, 2011).

10.16*	Amended and Restated 2003 Equity Incentive Plan (incorporated by reference to the Company’s Form 8-K filed November 16, 2007).

10.17*	Amendment to 2003 Equity Incentive Plan effective as of January 27, 2009 (incorporated by reference to the Company’s Form 10-K filed September 9, 2009).

10.18*	Form of Stock Option Agreement for options granted to senior officers under the 2003 Equity Incentive Plan (incorporated by reference to the Company’s Form 10-Q filed February 10, 2004).

10.19*	Form of Stock Option Agreement for options granted to outside directors under the 2003 Equity Incentive Plan (incorporated by reference to the Company’s Form 10-Q filed February 10, 2004).

10.20*	Form of Standard Stock Option Agreement for options granted under the 2003 Equity Incentive Plan (incorporated by reference to the Company’s Form 10-Q filed February 10, 2004).

10.21*	Form of Stock Option Agreement for Inducement Options granted to executive officers (incorporated by reference to the Company’s Form 10-K filed September 9, 2009).

10.22*	2006 Employee Stock Purchase Plan, as amended (incorporated by reference to the Company’s Form 10-K filed September 14, 2011).

10.23*	2009 Equity Incentive Plan, as amended (incorporated by reference to the Company’s Form 10-K filed September 14, 2011).

10.24*	Form of Notice of Stock Option Grant and Stock Option Agreement for options granted to senior officers under the 2009 Equity Incentive Plan (incorporated by reference to the Company’s Form 10-Q filed February 2, 2010).

10.25*	Form of Notice of Stock Option Grant and Stock Option Agreement for options granted to outside directors under the 2009 Equity Incentive Plan (incorporated by reference to the Company’s Form 10-Q filed February 2, 2010).

10.26*	Form of Notice of Restricted Stock Award and Restricted Stock Agreement for restricted stock granted to senior officers or outside directors under the 2009 Equity Incentive Plan (incorporated by reference to the Company’s Form 10-Q filed February 2, 2010).

10.27*	2000 Stock Option Plan, as amended and restated (incorporated by reference to the Company’s Form 10-K filed September 27, 2002).

10.28*	Form of Notice of Stock Option Award and Stock Option Award Agreement for options granted under 2000 Stock Option Plan (incorporated by reference to the Company’s Form 10-Q filed May 15, 2001).

10.29*	Standard Form of Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement for restricted stock units granted under the 2009 Equity Incentive Plan (incorporated by reference to the Company’s Form 10-K filed September 14, 2011).

10.30*	Special Form of Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement for restricted stock units granted under the 2009 Equity Incentive Plan dated June 29, 2011(incorporated by reference to the Company’s Form 10-K filed September 14, 2011).

10.31*	Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement between the Company and Scott McClendon dated June 29, 2011(incorporated by reference to the Company’s Form 10-K filed September 14, 2011).

10.32*	Form of Stock Appreciation Rights Award Agreement dated June 29, 2011(incorporated by reference to the Company’s Form 10-K filed September 14, 2011).

Exhibit No.	Description

10.33*	Executive Bonus Plan (incorporated by reference to the Company’s Form 10-K filed September 24, 2010).

10.34*	Form of Purchase Agreement dated February 18, 2010 (incorporated by reference to the Company’s Form 8-K filed February 24, 2010).

10.35	Form of Subscription Agreement dated November 12, 2010 (incorporated by reference to the Company’s Form 8-K filed November 17, 2010).

10.36	Financial Advisory Agreement, dated November 12, 2010, between Overland and Roth Capital Partners, LLC. (incorporated by reference to the Company’s Form 8-K filed November 17, 2010).

10.37	Form of Purchase Agreement dated March 16, 2011 (incorporated by reference to the Company’s Form 8-K filed March 22, 2011).

10.38	Underwriting Agreement, dated March 23, 2012, between the Company and Needham & Company, LLC (incorporated by reference to the Company’s Form 8-K filed March 23, 2012).

10.39	Loan and Security Agreement between the Company and Silicon Valley Bank (incorporated by reference to the Company’s Form 10-K filed September 14, 2011).

10.40†	Settlement Agreement, by and between the Company and International Business Machines Corporation, dated November 16, 2011 (incorporated by reference to the Company’s Form 10-Q filed February 15, 2012).

10.41†	Note Purchase Agreement, dated February 12, 2013 (incorporated by reference to the Company’s Form 8-K filed on February 14, 2013).

10.42	Amendment to Note Purchase Agreement, dated March 5, 2013 (incorporated by reference to the Company’s Form 8-K filed on March 8, 2013).

10.43	Registration Rights Agreement, dated February 12, 2013 (incorporated by reference to the Company’s Form 8-K filed on February 14, 2013).

10.44	Form of Subscription Agreement, dated February 13, 2013 (incorporated by reference to the Company’s Form 8-K filed on February 14, 2013).

21.1**	Subsidiaries of the Company.

23.1**	Consent of Moss Adams LLP, Independent Registered Public Accounting Firm.

23.2**	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (included on signature page).

101***	Financial information from the Company’s Annual Report on Form 10-K for the period ended July 1, 2012 formatted in eXtensible Business Reporting Language (XBRL).

†	Portions of this exhibit have been omitted pursuant to a request for confidential treatment and the non-public information has been filed separately with the SEC.
++	Certain schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of the omitted schedules and similar attachments will be provided supplementally to the SEC upon request.
*	Management contract or compensation plan or arrangement.
**	Filed herewith.
***	This exhibit was previously filed as an exhibit to the Annual Report on Form 10-K for the year ended July 1, 2012, filed with the Securities and Exchange Commission on September 13, 2012.